Prudential Jennison Blend Fund, Inc.
Annual period ending 8/31/2017
File No. 811-03336

SUB-ITEM 77-I
Terms of New or Amended Securities

PRUDENTIAL JENNISON BLEND FUND, INC.

ARTICLES SUPPLEMENTARY

      Prudential Jennison Blend Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by the charter of the Corporation (the "Charter") and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has classified and designated:

            (a) 20,000,000 authorized but unissued shares of Class B Common Stock and 70,000,000 authorized but unissued shares of Class C Common Stock as 90,000,000 additional shares of Class Z
Common Stock; and

            (b) 55,000,000 authorized but unissued shares of Class C Common Stock and 275,000,000 authorized but unissued shares of Class T Common Stock as 330,000,000 shares of Class Q Common
Stock.

Each of the Class Q Common Stock and the Class Z Common Stock shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the existing or new class of Common Stock as set forth in the Charter.

      SECOND: Prior to the classification and designation in these Articles Supplementary, the total number of shares of all series and classes of stock which the Corporation had authority to issue was 1,000,000,000 shares, $0.01 par value per share, having an aggregate par value of $10,000,000, classified and designated as follows:

         Class A Common Stock         200,000,000
      Class B Common Stock          25,000,000
      Class C Common Stock         150,000,000
      Class Z Common Stock         250,000,000
      Class T Common Stock         375,000,000

      THIRD: As classified and designated hereby, the total number of shares of all series and classes of stock which the Corporation has authority to issue is 1,000,000,000 shares, $0.01 par value per share, having an aggregate par value of $10,000,000, classified and designated as follows:

         Class A Common Stock      200,000,000
      Class B Common Stock        5,000,000
      Class C Common Stock        25,000,000
      Class Z Common Stock       340,000,000
      Class T Common Stock       100,000,000
      Class Q Common Stock     330,000,000

      FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.
      FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURES ON FOLLOWING PAGE]



            IN WITNESS WHEREOF, Prudential Jennison Blend Fund,
Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on this 14th day of September, 2017.

ATTEST: PRUDENTIAL JENNISON BLEND FUND, INC.
/s/Jonathan Shain            By: /s/Scott Benjamin
Name: Jonathan Shain         Name: Scott Benjamin
Title: Assistant Secretary   Title: Vice President